Exhibit 33

This share exchange is made for the securities of a Japanese company. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the share exchange agreement, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

August 17, 2016

To whom it may concern

Name of listed company	UNY Group Holdings Co., Ltd.
Name of representative	Norio Sako President & Representative Director
(Code number 8270, First sections of the Tokyo Stock
Exchange and Nagoya Stock Exchange)
In charge of inquiry	Jiro Koshida Director and Senior Executive Officer
(Phone +81- ###-##-####)

Notice concerning tender into tender offer for SAGAMI Co., Ltd. and conclusion of debt transfer agreement

We hereby give notice that our board of directors resolved at a meeting held on August 17, 2016 to enter into an agreement to tender all of our shares (21,994,126 shares) in SAGAMI Co., Ltd., our consolidated subsidiary (“SAGAMI”), into the tender offer for SAGAMI (the “Tender Offer”) conducted by AG No. 2 Investment Limited Partnership (the “Share Tender Agreement”), and a debt transfer agreement whereby we we will forgive 1.6 bn. yen out of the face value of 3.4 bn. yen in our loan claim against SAGAMI and transfer the remaining debt to AG No. 2 Investment Limited Partnership at a face value of 1.8 bn. yen (the “Debt Transfer Agreement”).

1.	Reasons for tender into the Tender Offer

The kimono fabric industry has been shrinking in recent years due to changes in the lifestyle of the Japanese people, decreases in traditional events, etc. SAGAMI has recorded operating losses for each of its most recent five fiscal years (fiscal year ended February 2012 through fiscal year ended February 2016) as a result of continued decreases in both sales and profits in this harsh environment.

Under such circumstances, as part of our review of our group-wide business structure that began around mid-September 2015, we concluded that it would be appropriate to form an alliance between SAGAMI and a new partner in order to raise the enterprise value of SAGAMI. As a result of our efforts to achieve this result, we decided to enter into the Share Tender Agreement and Debt Transfer Agreement based on our expectation that the selection of Aspirant Group, Inc., with a proven track record in expanding the business performance and profits of its investee companies, as a new partner of SAGAMI would raise the enterprise value of SAGAMI.

Meanwhile, according to a press release issued by SAGAMI, SAGAMI resolved at its board of directors meeting held today that it will express approval for the Tender Offer.

2.	Outline of SAGAMI

(1)	Name	SAGAMI Co., Ltd.
(2)	Location	8-21-9, Tamura, Hiratsuka City, Kanagawa Pref.
(3)	Title and name of representative	Tatsuo Hiramatsu, President and Representative Director
(4)	Operations	Retail sale of kimono fabric, kimono accessories and kimono related goods, jewelry, etc.
(5)	Paid-in capital	9,217 million yen
(6)	Establishment date	April 1974
(7)	Large shareholders and ratio of shareholding	UNY Group Holdings Co., Ltd. 53.86% (as of February 29, 2016)
(8)	Relationship with UNY Group Holdings Co., Ltd.	Capital relationships	We hold 53.86 % of issued shares in SAGAMI
		Personnel relationships	One director of our company concurrently serves as a director of SAGAMI
		Transaction relationships	We lend funds to SAGAMI. In addition, UNY Co., Ltd., a subsidiary of our company, rents stores to SAGAMI.
(9)	The consolidated operating results and financial condition of SAGAMI in the latest three years
Accounting period		Fiscal year ended February 2014	Fiscal year ended February 2015	Fiscal year ended February 2016
	Consolidated net assets	6,828 million yen	6,061 million yen	4,554 million yen
	Consolidated total assets	13,324 million yen	13,436 million yen	12,711 million yen
	Consolidated net assets per share	172.04 yen	152.82 yen	114.89 yen
	Consolidated sales	22,646 million yen	21,441 million yen	20,778 million yen
	Consolidated operating profit	(387 million yen)	(470 million yen)	(101 million yen)
	Consolidated ordinary profit	(345 million yen)	(457 million yen)	(55 million yen)
	Net profit attributable to the shareholders of the parent company	(810 million yen)	(897 million yen)	(1,050 million yen)
	Consolidated net profit per share	(20.41 yen)	(22.62 yen)	(26.48 yen)
	Dividend per share	Nil	Nil	Nil

3.	Outline of AG No. 2 Investment Limited Partnership

(1)	Name	AG No.2 Investment Limited Partnership
(2)	Location	2-23-1, Akasaka, Minato-Ku, Tokyo
(3)	Basis for establishment, etc.	Investment Limited Partnership established based on the Limited Partnership Act for Investment
(4)	Purpose of organization	To maximize assets of the partners by raising enterprise value of the investee companies
(5)	Date of organization	June 29, 2016
(6)	Total amount of capital contribution	10,000 million yen (Total commitment)
(7)	Outline of capital contributor	Domestic financial institutions
(8)	Outline of managing partner	Name	Aspirant Group, Inc.
		Location	2-23-1, Akasaka, Minato-Ku, Tokyo
		Title and name of representative	Akitoshi Nakamura, Chief Executive Officer
		Businesses	Management of the assets of the Investment Limited Partnership
		Capital	30 million yen (as of August 17, 2016)
(9)	Relationship between the said Fund and UNY Group Holdings Co., Ltd.	Relationship between the said Fund and UNY Group Holdings Co., Ltd.	Not applicable.
		Relationship between the managing partner and UNY Group Holdings Co., Ltd.	Not applicable.

4.	Number of shares to be tendered, amount, and proportion of the shareholding in the total number of shares issued

(1)	Number of shares owned before the tender	21,994,126 shares (Number of voting rights 21,994 units) (Proportion of the shareholding in the total number of shares issued 53.86%)
(2)	Number of shares to be tendered	21,994,126 shares (Number of voting rights 21,994 units) (Transfer value 1,231 million yen [56 yen per share])
(3)	Number of shares to be owned after the tender	0 shares (Number of voting rights 0 units) (Proportion of the shareholding in the total number of shares issued 0.00%)

(Note 1)	The transfer value is the value calculated by multiplying the number of shares which we plan to tender into the Tender Offer (Number of shares to be tendered) by the purchase price of the Tender Offer.
(Note 2)	The number of shares to be owned after the tender is the number which we will own if the Tender Offer is consummated and all of the shares tendered by our company are purchased.

5.	Detail of the debt transfer

(1)	Class of debt	Loan
(2)	Book value of debt	1,800 million yen
(3)	Value of debt transfer	1,800 million yen

(Note 1)	The “value of debt transfer” (1,800 million yen) is the amount of the 3,400 million yen loan remaining after the forgiveness of 1,600 million yen on a book value basis.

6.	Schedule for the Tender Offer and Debt Transfer

(1)	Conclusion of Share Tender Agreement and Debt Transfer Agreement	August 17, 2016
(2)	Purchase period	August 18, 2016 to October 11, 2016 (scheduled period)
(3)	Announcement date for the result of the Tender Offer	October 12, 2016 (scheduled date)
(4)	First date for settlement	October 18, 2016 (scheduled date)
(5)	Date of the debt transfer	October 18, 2016 (scheduled date)

7.	Future Outlook

As a result of our tender into the Tender Offer, if the Tender Offer is consummated, SAGAMI will no longer be one of our consolidated subsidiaries.

Although we will record 900 million yen in the loss on the sale of shares in the affiliated companies and 1,600 million yen in the loss on debt forgiveness as extraordinary loss in the consolidated income statement of the second quarter of the fiscal year ending February 2017 (cumulative period of the second quarter), we are not disclosing our expected net profit attributable to the shareholders of a parent company, since it is difficult to calculate our earnings forecast at the moment. If it becomes possible to disclose the earnings forecast, we will disclose the figures as promptly as possible.

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